Exhibit 99.1

AITX Reaffirms Strong Disclosure Practices and Clarifies How Its Corporate News Is Distributed

Company Reminds Investors That aitx.ai and Its YouTube Channel Offer the Most Direct Access to Consistent Updates

Detroit, Michigan, December 5, 2025 - Artificial Intelligence Technology Solutions, Inc., (the "Company") (OTCID:AITX), a global leader in AI-driven security and productivity solutions, today issued a clarification regarding the visibility of its recent corporate announcements across various investor information platforms. The Company confirmed that all news releases continue to be published through its established distribution partners and remain fully accessible directly on www.aitx.ai.

All required SEC filings, including 8-K, 10-Q, and 10-K reports continue to be submitted through the EDGAR system as part of the Company's standard disclosure practices. These filings are also posted on aitx.ai to provide investors with consistent access to the Company's complete regulatory record.

The Company noted that certain brokerage platforms and trading applications may not display every announcement issued by OTC listed companies due to their individual news feed configurations, vendor selections or internal content policies. These differences can result in incomplete in app visibility even when the same announcements are fully distributed across public news outlets and financial information services.

"It is disappointing when our announcements do not appear on every platform where investors expect to find them," said Steve Reinharz, CEO/CTO and founder of AITX. "We share updates almost every day because we want investors to see the full scope of our activity. If a brokerage app does not surface that information, we invite investors to connect with us directly and follow our official channels to stay fully informed."

To support consistent access to corporate information, the Company is enhancing direct investor communication through its near daily email updates and its weekly video briefings on the AITX YouTube channel. These channels provide the most reliable way for interested parties to stay informed on product launches, customer activity and operational milestones regardless of how third-party platforms present OTC issuer content.

The Company continues to work with its distribution partners and is encouraging brokerage platforms to display its announcements with greater consistency. Improved visibility across these services is a priority as the Company advances toward its long-term objective of securing a NASDAQ listing, which would place AITX within a broader set of news and data feeds commonly supported across major broker platforms.

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, which is a formal, independent audit that evaluates a service organization's internal controls for handling customer data and determines if the controls are not only designed properly but also operating effectively to protect customer data. This audit reinforces the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD is led by Steve Reinharz, CEO/CTO and founder of AITX and RAD, who brings decades of experience in the security services industry. Reinharz serves as chair of the Security Industry Association's (SIA) Autonomous Solutions Working Group and as a member of the SIA Board of Directors. The RAD team also draws on extensive expertise across the sector, including Mark Folmer, CPP, PSP, President of RAD and Chair of the ASIS International North American Regional Board of Directors, Troy McCanna, former FBI Special Agent and RAD's Chief Security Officer, and Stacy Stephens, co-founder of security robotics company Knightscope. Their combined backgrounds in security industry leadership, law enforcement, and robotics innovation reinforce RAD's ability to deliver proven, practical, and disruptive solutions to its clients.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.raddog.ai, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. There is no guarantee that the Company will achieve a NASDAQ listing. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1  https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/